Exhibit 99.2

June 29, 2015

Dear Shareholder:

Last year I began this letter by saying “it’s an exciting time here at AeroGrow.”  That certainly proved to be the case as we grew our sales by over 90%, opened multiple new channels of distribution, posted our first meaningful EBITDA profit in the company’s history and successfully launched several new products.

Our core strategy for Fiscal Year 2015, which ended on March 31, 2015, was to grow at a rapid rate while generating at least a modest bottom line (measured by adjusted EBITDA), and I think our full year results are a strong validation of our approach.  Not everything we did over the past year worked – we particularly learned a lot about in-store retail distribution – but a lot did work and we are looking forward to leveraging our successes and addressing our shortcomings.

As we begin our Fiscal Year 2016, we are focused on three key areas of emphasis:  Growth, Innovation and Sustainability.  Growth because we want to continue to capitalize on the trends that have placed hydroponic indoor gardening generally, and the AeroGarden specifically, in a very unique position to grow rapidly.  Innovation because we anticipate launching multiple new products that we believe will continue to set the bar in our product category and will be very appealing to a broad range of consumers.  And Sustainability because it’s now time to ensure that we position our company for long-term success – with a focus on achieving growth along with a consistent bottom line and a strong balance sheet.

I believe that all of these factors add up to Fiscal Year 2016 continuing to build on the momentum that has been established over the past 1 ½ years.  I’m excited to tell you about the details of our plans for the year ahead, but let’s first take a look back on Fiscal Year 2015, which ended on March 31, 2015.

RECAPPING FISCAL YEAR 2015:

When last year began, I outlined 4 key initiatives that we identified as being critical to our success in Fiscal 2015 – and particularly to having a good holiday selling season in 2014.  These initiatives – which encompassed new product development, numerous supply chain enhancements, increased retail distribution and continued growth in our Direct-to-Consumer business – were all successfully completed during the year and have laid the ground work for what I think will be an even stronger future.   Following are a few remarks about each of these key initiaveis and several other key developments from Fiscal 2015:

New Products and Supply Chain:  The successful launch of new products (including the AeroGarden 3SL and several new LED products) and our completing the overhaul of our Asian supply chain (which resulted in lower costs and increased our ability to reliably deliver products in a timely fashion), had a great deal to do with our strong performance last year.  These efforts also allowed us to sell more appropriate products into a broader range of retailers and allowed us to lower some of our price points for consumers, which we believe helped us in driving broader demand.

On-line Retail Distribution:  Within the retail channel we have begun drawing a distinction between on-line sales and in-store sales, because they are shaping up to be such unique channels for selling our product.  Sales to our on-line retail accounts were strong across the board.   We found many of the numbers from our .com sales to be impressive.  Consider the following:

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We were awarded two “Deals of the Day” on Amazon.com (one in December and one in February).  We sold out both times in just a few hours and sold approximately 9,000 AeroGarden units during these promotions.

•
Sales at Amazon.com continue to accelerate – with our sell-in growing by over 270% for our Q4 FY ’15 (and their sell-thru exceeding well over 200%).   Q1 FY ’16 sales have continued to be strong at Amazon.com and we have begun building a Canadian program with them.

•
Beginning last November we quickly became a highly successful seller on Walmart.com, where they sold out of their seasonal order for our new AeroGarden 3SL Black unit in just a matter of weeks after they began featuring it.   We were also featured as a “Value of the Day” this spring and promptly sold out of inventory in just a few hours.

•	Costco.com continued to be a strong on-line seller for us and we are now working on a rapid expansion into Canada.

•	For Fiscal 2015, Home Depot.com was up over 175% vs. the prior year (and +300% during the holiday selling season).

•
We think of home television shopping as being in this category as well, and we had a big success at QVC by selling over 6,000 AeroGarden units in a little over six minutes during a test airing this spring.  I’m literally finishing up writing this letter as I return from a visit with QVC, and I anticipate that they will be featuring several models of AeroGardens on multiple airings this coming fall and next spring.  I think this has a chance to become a big channel of distribution for us and has the added benefit of generating awareness of the product and allowing us to demonstrate a highly visual product to a large audience.

Our On-line Retail channel is in great shape as we wrap up Fiscal Year 2015 and begin our planning for Fiscal 2016.

In-store Retail Distribution:  As for the in-store Retail channel, we experienced a wide variety of results.  This past holiday season was our first in-store retail season under the new Miracle-Gro co-branding agreement with Scotts Miracle-Gro (SMG), which began in April of 2013.   We conducted our in-store tests with various products at different price points and in a wide range of demographics and geographies.  These tests included Costco, Walmart, Sam’s Club, True Value and several others.   We learned a great deal…including:

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Results:  Our results varied widely from chain to chain and even more from store to store.  The results varied from literally selling out in some stores in just a matter of weeks (up to 64 units per store), to not even being pulled down off the shelves to be placed on the selling floor in others (thus registering no sales).

•
Returns:  In an “in and out” seasonal business such as ours, returns of unsold merchandise are a normal part of the cycle, and we recognized the returns that we knew about when we released our Q3 FY ’15 results (December quarter).  We did, however, experience a higher rate of returns of unsold merchandise from our in-store retailers later in the season than we originally anticipated.  While we were not contractually required to take these returns, we did so to support long-term relationships with the retailers.  As a result, our Q4 FY ’15 sales were negatively impacted by additional returns mainly from Costco, Walmart, Sam’s Club and several others.  We actually had a great Q4 FY ’15 with gross sales being up over 120%, but the impact of the returns from these retailers meant that our net sales were only up about 37%.

That’s the bad news.  The good news is that – with very minor exceptions – the returned merchandise was in good shape and was able to be shipped right back out to other retailers that needed it.  It’s also good news that we have very little inventory left over from 2014 as we begin ramping up for holiday sales in 2015.   Our plans for Fiscal 2016 will take into account this inventory return cycle and plan for it in our product purchasing.

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Store Placement:  In analyzing our performance at in-store retailers, we had our best results in store locations where we were featured in the housewares or seasonal departments.  Not surprisingly, when we were identified strictly as a gardening product – and as a result placed in the outdoor gardening department – our success was muted during the holiday/winter season.

One of the big takeaways of our holiday selling season is that – while the Miracle-Gro brand is clearly very helpful to us in the minds of consumers – sometimes store employees may narrowly associate it with spring gardening products.  This resulted in our products often being placed in the wrong section of a store to capture holiday sales.  Going forward, we need to make sure that we’re talking to the right buyers at these stores and we have to do a better job of educating in-store personnel about our product, the timing of when most consumers will purchase an AeroGarden, and the location in their store where consumers will most likely expect to find it.  We now know the importance of where we’re featured in store for our product and are actively working with store buyers to leverage our strengths.

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Store Geography and Demographics:  We also saw better success when we were in stores located in areas with the right demographics and in geographic locations that are more conducive to selling indoor gardening products.  This is to say that we see more success in areas where the consumers have a bit more disposable income and live in more northern and western geographies.  There are certainly exceptions…but this tends to be the “sweet spot” for selling AeroGardens.  In future tests and rollouts, we have a lot more information on which to build our models to maximize sales.

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Product and Brand Awareness:  Perhaps the most important thing we learned was how well we sold on-line versus in-store.  The AeroGarden is still a nascent product with limited consumer awareness.  As such, with our on-line channel, where we have the opportunity to feature the AeroGarden, thoroughly educate consumers, and provide a great deal of information about our products, we do well.  However, within the in-store channel, where we have to rely merely on point of purchase displays and product packaging on retail shelves, we haven’t done as well – at least not yet.  Therefore, creating awareness of our product in the minds of targeted consumers – and how to drive it – is one of our key takeaways from the fall of 2014…and will be one of our focuses going forward that I’ll touch on a little bit later.

In summary, while it may sound trite, in order for us to effectively execute a broad in-store strategy we have to get the right product into the right stores (and in the right location within the stores) and supported by the right promotional plan.  I’ll address our thoughts on how we’ll tackle these issues in the following section on our plans for Fiscal 2016.

Direct-to-Consumer Channel:  Recapping our Direct-to-Consumer channel, we generated 21% year over year growth for Fiscal 2015, which we think is solid given all of the new retail distribution we opened up.  This additional distribution – while clearly generating more total sales for us – created quite a bit of competition for our web and catalog business.  In addition, the focus of our marketing resources this last fall were shifted to help drive retail sales.  Combined, we speculated that the increase in sellers and the refocus of the marketing spend had the potential to actually shrink our Direct-to-Consumer business.  So in that context, we think the 21% annual increase for the year turned out to be a very good result.

Gross Margin:  I’d like to comment on our gross margin, which declined by over 10 points to 31% for the full year.  For the most part, this decline was anticipated due to the substantial shift in our revenues toward the lower-margin retail channel.  To put this shift in perspective, last year 41% of our sales came from the lower margin retail sales channel and 59% came from our higher margin Direct-to-Consumer channel.  This year these percentages have moved to 63% from Retail and only 37% from Direct.  It was a big move.

Margins were also impacted as, absent a national ad campaign, we spent promotional dollars to assist in-store retailers in featuring the AeroGarden at the point of purchase.  For GAAP reasons these advertising costs had to be included as a reduction in price and so impacted margin.  In addition, we spent unbudgeted logistical dollars to ensure timely shipments of our products as a result of delays at ports on the west coast.  And finally, our margin was affected as a result of higher proportional royalties paid to the Scotts Miracle-Gro Company.  So all of this added up to the negative move we experienced in our gross margin.  Nevertheless, I think we can do better with our margins – so we have identified a number of initiatives that are designed to improve our margins as we look to our Fiscal 2016.

In Summary:  Annual sales growth of 92% is nothing short of exceptional.  Our EBITDA profit for the full year was about in line with our expectation as we pursued our core strategy of growing rapidly while trying to achieve a modest EBITDA profit.  Our balance sheet continues to look stable (and dramatically improved over just a couple of years ago) as we ended the year with about $1.0 million in cash on hand (and another $1.3 million in quality receivables).  We also have no cash debt as in March we paid off the final installment of the $4.5 million short-term line of working capital that SMG provided to us.  As I write this letter in late June our cash situation has continued to be adequate as we’ve had the cash (and inventory) to support our operations during the spring and early summer.  We will need additional short term capital to fund our inventory buildup for the fall of 2015, a topic I will touch on below.

I think this adds up to Fiscal Year 2015 being a very good year for AeroGrow.  In addition to great progress on the top and bottom lines, we opened up new channels of distribution, completed the overhaul of our supply chain that will serve us well for years to come and launched several new products that were very successful.  Do we have to do some things better?  Of course we do...but as I pointed out as I opened this letter, we got a lot right too.   Perhaps my most important take away from Fiscal 2015 is that we’re now on a path to long term success and sustainability.  Which brings us to Fiscal Year 2016 and beyond.

A LOOK AHEAD…OUR PLANS FOR FISCAL YEAR 2016:

Growth.  Innovation.  Sustainability.

These will be the key areas of emphasis that we will be focusing on in Fiscal Year 2016 – which began on April 1, 2015 and really gets going as we head into our busy selling season, which starts around November 1.  A few thoughts about each of these key themes:

Growth.  I’m often asked “How big can AeroGrow become?”  The truth is that I don’t know…but I believe it can become a much bigger company than it is today.  The AeroGarden seems to be a product that is “right for the times,” with consumers wanting fresh, safe, convenient food more than ever.  And we’ve really just begun to scratch the surface on our distribution.  Not only in on-line and in-store channels in the USA, but throughout the world.  As we focus on improving our margins and driving other long-term initiatives, I don’t know that we’re going to continue to grow at a rate that would have us double our business again in the coming year.  However, growth is an important element of our strategy and we want to do everything we can to ensure that we are setting ourselves up to continue growing rapidly for years to come.

Innovation.  Building innovative products that have a high degree of efficacy is one of the key drivers of our business model – I like to think that innovation is in our company’s “cultural DNA.”  I think we’ve consistently done this with AeroGardens since they were first introduced into the market.  And I think the pace of that innovation has quickened over the past few years as we’ve introduced LED lighting systems, more efficient and customizable systems and terrific new designs that have been well received by consumers.

Looking forward I think that you will see even more impressive innovation as we launch new designs (including a stainless steel design that will rival the looks of any mixer or coffee system you might see in your kitchen), high-tech touch screens and Wi-Fi enabled apps that allow easy access to your garden’s progress on your smart phone, and even bigger, better and less expensive LED lighting systems that grow amazingly well and look terrific.  I love telling the story of our latest LED lighting system that has been testing in our lab and is producing literally 15X more cherry tomatoes in a side-by-side test vs. our top of the line product from just two years ago!  This incredible new lighting system (and the all new garden it will be built into) will be launched this fall.

Making a great product has been at the heart of our business since the beginning.  And we remain fully committed to this process.  I think by the time you see our full line of new products that we’ll be launching this fall, you will truly be impressed with their design, functionality and performance.

Sustainability.  The third theme for our Fiscal 2016 may sound a bit odd – of course a company wants to be sustainable.  But for AeroGrow this has not been an easy achievement.  Just over two years ago the company was shrinking, losing money, had virtually no cash, and had nearly $9 million of debt and no access to working capital.  Today we are growing rapidly, making an EBITDA profit, have no cash debt and a solid balance sheet.

Despite this progress, I want to spend the coming year emphasizing a series of initiatives that will ensure that AeroGrow is a very strong company for years to come.  As a result, we’ll be working on improving our gross margins, investing in marketing programs that will build brand awareness, launching into international markets and – most important – focusing on producing bottom line results and improved cash flow.   To do this we’re going to slow our rate of growth just a bit while we focus on “getting it right” throughout the company.  But I think when we come out of this we’ll be a much stronger company ready to grow over the long-term.

So with continued growth, accelerated innovation and a real focus on long-term sustainability being our key areas of emphasis in the coming year, there will be seven key initiatives that will be at the forefront of our thinking as 2016 unfolds.  Here’s a quick comment on each:

1.
First is continued expansion of our retail distribution.  As I said earlier, I’m really happy with our on-line retail efforts; and we made a lot of inroads with in-store retail as well.  What we have to do now is capitalize on the tests that went well and address those that need to be improved upon.    And I also anticipate that we’ll expand our retail footprint into new categories. Conspicuous by their absence in our retail distribution last year was any sort of traditional houseware stores – this was intentional as we leveraged our relationship with Scotts Miracle-Gro to go to retailers in which they tend to have good visibility.  But in the upcoming year I think we’ll expand our testing to include more traditional housewares and culinary retailers, areas that our research has indicated is the sweet spot for our market.

2.
Another key growth initiative for us will be extending our selling season.  Our business model has always placed an emphasis on our selling during the holiday season with a modest second season being the calendar first quarter.  Given the selling success we had from January – April this year, we will be looking to ramp up our selling efforts in what might be called the “indoor gardening season.” I don’t know that we can ever expect this season to be as big as November – December, but I do think it can be much more sizable than it has been in the past and a major contributor to our annual sales and profitability.

3.
In keeping with our innovation point of emphasis, look for us to continue to be aggressive with our product development efforts.  We’ve been on a bit of a roll with bringing new products to market and having them well received – the AeroGarden 3SL and the AeroGarden 7 LED are the latest to prove successful with consumers and come directly on the heels of our success with the ULTRA and ULTRA LED.    As I mentioned above, I think we have some incredible new products that will ready by this fall.  Look for AeroGardens to grow bigger harvests in a more efficient footprint; to begin having a much greater design element with really interesting lines (think Keurig) and much richer finishes (think Kitchen Aid); to utilize better, more powerful LED Grow Lights; and for some of our gardens to begin incorporating “smart” technology – such as Wi-Fi and connectivity to your smart phone (think the NEST thermostat).  We’ll also be introducing a line of gardens that will provide the biggest harvests that we’ve ever been able to achieve.

4.
I think it’s important that we work to improve our margins – so we’ll be attacking this both through pricing as well as by trying to take meaningful costs out of our supply chain.  We’ve identified a number of “cost out” initiatives that we have already undertaken – both domestically and in Asia.

5.
You can look for us to begin unfolding an International distribution plan.  It’s still a bit premature to talk about specifics, but we’ll be looking at testing in several markets that we think hold real promise for AeroGardens – namely in Europe and Asia.

6.
I think the biggest issue that we’ll face in the coming year is doing everything we can to ensure continued retail sell-thru as we drive to expand our footprint.  As leaders in a nascent category, it falls to us to both drive awareness of the indoor gardening category generally and of our brand specifically.  I’m not at all sure that when consumers encounter our product on retail shelves that they know what it is or what its benefits are – or understand why they might need it.  In the past year we spent what we thought we could afford in digital advertising campaigns and public relations to drive awareness and store traffic, but over time, beginning in Fiscal 2016, I think we have to do more general advertising to raise the level of awareness of our category and product.  We’ve budgeted well over $1 million for this promotional effort in Fiscal 2016.  While our marketing team (with a lot of help from SMG) is working on exactly what this advertising might entail, I think it will likely pay big dividends for us, lifting sales across all channels as we make more people aware of the AeroGarden brand.

7.
And finally, we’re going to need the capital to continue fueling our growth and tackling some of these other key initiatives.  As I write this letter in late June, we anticipate having access to the short term working capital we need to continue fueling our growth, with potential funding occurring in early July.

I think we can do all of this without significantly increasing our headcount – probably only 3-4 people on top of the 21 full time staff that we had at the end of last year (excluding our customer service staff that expands and contracts with the season).  As a result I’m hopeful that the leverage we’ve seen in the business will continue.

BEYOND FISCAL YEAR 2016:

Working with Scotts Miracle-Gro, we have conducted a thorough market research survey on the AeroGarden – the first time in our company’s history that we’ve really invested in professional, high-level consumer research (both to customers and prospects).  The results are extremely detailed, but there are two big conclusions from the independent research:

1.	Regarding prospects, more than 1 in 3 American consumers would like to own an AeroGarden, with 34% expressing a high degree of purchase intent; and

2.
Regarding existing customers, there is a high degree of engagement and satisfaction.  72% of customers are "very" or "extremely" satisfied and 76% are "very likely" to recommend an AeroGarden to a friend.

The SMG research team tells us that in their vast experience of conducting these types of surveys, these are both extremely favorable results.  1 in 3 American consumers represents a huge market for our products.  And the high level of customer satisfaction speaks to efficacy of our ongoing sales of gardens, seed kits and other accessories.  These results are a clear validation of what we’ve thought for quite some time about our product, and gives us a great deal of confidence as we plot our strategy for the coming years.

For the past year, the full focus of everyone in our Company has been on delivering a strong Fiscal Year 2015…and only during the past few months have we been able to turn our attention to Fiscal Year 2016.  Because we’re a small company that is committed to holding our overhead in check, it is sometimes difficult to look very far ahead.  Nevertheless, with the traction we’ve now gained on a number of critical fronts, we’ve begun the planning process for the next three year period.

While I’m not going to go into any detail about our plans beyond the current Fiscal Year, you should anticipate that our focus will be consistent with the key areas of emphasis that I’ve talked about.  I hope that growth, innovation and sustainability become the pillars on which we will operate our company for a long time to come.    We are committed to building THE leading company in the indoor gardening market – a market that we believe more than ever is poised for significant growth.

SUMMARY:

I am extremely proud of the progress that we’ve made in first turning this business around and now in beginning to grow at a rapid rate and produce a meaningful EBITDA bottom line.  Our focus now turns to continuing this process and making AeroGrow a strong, viable company that will be here for the long haul.  I believe we are on the right side of a lot of powerful trends, such as fresh, safe and local food, convenience, home cooking, technology, etc.  I think more than ever we have an opportunity to capitalize on the trends that have placed hydroponic indoor gardening generally, and the AeroGarden specifically, in a very unique position to grow rapidly in the coming years.

In closing, I want to acknowledge all of our key stakeholders and thank you for your outstanding support of AeroGrow.  Whether you’re a long-term investor or have been introduced to our company more recently, I want you to know that we take very seriously the responsibility of building a great company – one that strives to consistently deliver solid results on both the top and bottom lines.  I also want to thank our partners at Scotts Miracle-Gro who have been incredibly supportive of our vision to build the leading company in the indoor gardening space.   And finally I’d like to recognize the entire team here at AeroGrow for all their hard work and their commitment to our company. I really appreciate their extraordinary dedication to making this Company a special one.

Thank you.

/s/ J. MICHAEL WOLFE

J. Michael Wolfe
President & Chief Executive Officer